EXHIBIT 11.01
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                                                     THE INDUS GROUP, INC.

                                             STATEMENT OF COMPUTATION OF PRO FORMA

                                                      NET INCOME PER SHARE

                                              (In thousands, except share amounts)

                                                          (Unaudited)

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                                                                                Three Months Ended          Nine Months Ended
                                                                                  September 30,               September 30,
                                                                               -------------------        --------------------
                                                                                1996         1995           1996         1995
                                                                               ------       ------        -------      -------
Pro forma net income .....................................................     $ 2,664     $ 1,512        $ 6,518      $ 4,995
                                                                               =======     =======        =======      =======
Shares used in per share computation:
     Weighted average outstanding ........................................      17,864      15,021         17,200       15,021
     Equivalent shares assumed to be outstanding had options granted prior to 1995 been exercised and used to repurchase shares
       at their then fair value ..........................................       1,537       1,315          1,617        1,315
     Shares issued or shares reserved for options granted in 1995, which shares are assumed to be outstanding for all prior periods
       (as required by SEC Staff Accounting Bulletins Topic 4 D) .........        --           519           --            519
     Shares assumed to be outstanding equivalent to dividends paid in
       1995 ($9,516,659) divided by expected offering price ($15 per
       share) (as required by SEC Staff Accounting Bulletins Topic 1B)....        --           635           --            635
                                                                               ------       ------        -------      -------
                                                                                19,401      17,490         18,817       17,490
                                                                               =======     =======        =======      =======
Pro forma net income per share ...........................................     $  0.14     $  0.09        $  0.35      $  0.29
                                                                               =======     =======        =======      =======
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